Exhibit 10
                        TELEDYNE, INC.
                    2049 Century Park East
                Los Angeles, California  90067

                         CONFIDENTIAL

   March 5, 1995

   William P. Rutledge
   Chairman and
     Chief Executive Officer
   Teledyne, Inc.
   [address deleted]

   Dear Bill:

     The Board of Directors of Teledyne, Inc. (the "Company") has determined that it is in the best interests of the Company and its shareholders to offer you the following agreement (the "Agreement") which provides you with certain severance payments and benefits if your employment terminates following a "Change of Control" (as defined below).

                           ARTICLE I
                          DEFINITIONS

   1.1    Definitions

     Whenever used in this Agreement, the following capitalized terms shall have the meanings set forth in this Section, certain other capitalized terms being defined elsewhere in this Agreement:

     (a) "Annualized Compensation" means the sum of (i) your highest level of Compensation (exclusive of any bonus(es)) within one (1) year of the date on which your employment terminates and (ii) the bonus(es) included in the definition of "Compensation".

     (b) "Beneficial Owner" shall have the meaning ascribed to such term in Rule 13d-3 promulgated under the Exchange Act.

     (c) "Board of Directors" means the Board of Directors of the Company.

     (d) "Change of Control" of the Company means and includes any of the following:

          (i) Any Person or "group" (as that term is defined in Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) is or becomes, on or prior to July 31, 1996, the Beneficial Owner, directly or indirectly, of securities of the Company, or of any entity resulting from a merger or consolidation involving the Company, representing more than fifty percent (50%) of the combined voting power of the then outstanding securities of the Company or such entity.

          (ii) The individuals who, as of March 5, 1995, are members of the Company's Board of Directors (the "Existing Directors"), cease, at or prior to the conclusion of the Company's 1995 Annual Meeting of Shareholders (or any adjournments thereof), for any reason, to constitute more than fifty percent (50%) of the number of authorized directors of the Company as determined in the manner prescribed in the Company's Certificate of Incorporation and Bylaws; provided, however, that if the election, or nomination for election, by the Company's stockholders of any new director was approved by a vote of at least fifty percent (50%) of the Existing Directors, such new director shall be considered an Existing Director; provided further, however, that no individual shall be considered an Existing Director if such individual initially assumed office as a result of either an actual or threatened "Election Contest" (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies by or on behalf of anyone other than the Board of Directors (a "Proxy Contest"), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest.

          (iii) The consummation, on or prior to July 31, 1996, of (x) a merger, consolidation or reorganization to which the Company is a party, whether or not the Company is the Person surviving or resulting therefrom, or (y) a sale, assignment, lease, conveyance or other disposition of all or substantially all of the assets of the Company, in one transaction or a series of related transactions, to any Person other than a Subsidiary, where any such transaction or series of related transactions as is referred to in clause (x) or clause (y) above in this subparagraph (iii) (a "Transaction") does not otherwise result in a "Change of Control" pursuant to subparagraph (i) of this definition of "Change of Control"; provided, however, that no such Transaction shall constitute a "Change of Control" under this subparagraph (iii) if the Persons who were the stockholders of the Company immediately before the consummation of such Transaction are the "beneficial owners" (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), immediately following the consummation of such Transaction, of seventy percent (70%) or more of the combined voting power of the then outstanding voting securities of the Person surviving or resulting from any merger, consolidation or reorganization referred to in clause (x) above in this subparagraph (iii) or the Person to whom the assets of the Company are sold, assigned, leased, conveyed or disposed of in any transaction or series of related transactions referred in clause (y) above in this subparagraph
             (iii) in substantially the same proportion as such stockholders' ownership of the combined voting power of the Company's then outstanding voting securities immediately before the consummation of such Transaction.

     (e) "Company" means Teledyne, Inc., a Delaware corporation, and any successor or assignee as provided in Article IV.

     (f) "Compensation" means and includes all of your base salary attributable to your employment with the Company and/or any of its Subsidiaries (including, but not limited to, any amounts excludable from your gross income for federal income tax purposes pursuant to Section 125 or Section 401(k) of the Internal Revenue Code of 1986, as amended, or deferred pursuant to any Company or Subsidiary plan or program) plus your target cash bonus under all performance-related criteria (including personal objectives) applicable prior to the Change of Control, including under the "EVA" (economic value added) incentive compensation program adopted by the Company in 1994 (your "Target Bonus"), for the fiscal year during which a Change of Control occurs, but excluding overtime pay, and other regular cash compensations or reimbursements, if any (e.g., automobile allowance and gasoline reimbursement).

     (g) "Disability" means a physical or mental infirmity which substantially impairs your ability to perform your material duties for a period of at least one hundred eighty (180) consecutive calendar days and, as a result of such Disability, you have not returned to your full-time regular employment prior to termination.

     (h)  "ERISA" means the Employee Retirement Income
             Security Act of 1974, as amended.

     (i)  "Exchange Act" means the Securities Exchange Act of
             1934, as amended.

     (j) "Just Cause" means the termination of your employment as a result of fraud, misappropriation of or intentional material damage to the property or business of the Company (including its Subsidiaries), or conviction of a felony.

     (k) "Person" shall have the meaning ascribed to such term in Section 3 of the Exchange Act and the rules and regulations promulgated thereunder.

     (l) "Severance Payment" means the payment of severance compensation as provided in Article II.

     (m) "Subsidiary" means any corporation or other Person, a majority of the voting power, equity securities or equity interest of which is owned directly or indirectly by the Company.

                           ARTICLE II
                       SEVERANCE PAYMENTS

   2.1    Right to Severance Payment

     You shall be entitled to receive a Severance Payment from the Company in the amount provided in Section 2.2 if (x) there has been a Change of Control of the Company, (y) you are an active employee at the time of the Change of Control, and (z) within three hundred sixty five (365) calendar days from and including the date of the Change of Control, your employment is involuntarily terminated for any reason (other than Just Cause or your death or Disability), or you voluntarily terminate your employment for any reason. For purposes of subclause (y) above, you will still be considered to be an active employee if you are on sick leave, military leave or any other leave of absence approved by the Company or any of its Subsidiaries.

   2.2    Amount of Severance Payment

     (a) If you become entitled to a Severance Payment under this Agreement, you shall receive a lump sum payment equal to 2.5 times one year's Annualized
             Compensation.

     (b) The Severance Payment otherwise calculated under this Section 2.2 shall be reduced by the amount of cash severance-type benefits to which you may be entitled pursuant to any other severance plan, agreement, policy or program of the Company or any of its Subsidiaries; provided that if the amount of cash severance benefits payable under such other severance plan, agreement, policy or program is greater than the amount payable pursuant to this Agreement, you will be entitled to receive the amounts payable under such other plan, agreement, policy or program. Without limiting other payments which would not constitute "cash severance-type benefits" hereunder, any cash settlement of stock options, accelerated vesting of stock options and retirement, pension and other similar benefits shall not constitute "cash severance-type benefits" for purposes of this Section 2.2(b).

   2.3    Excise Tax Limitation

     (a) Notwithstanding anything contained in this Agreement to the contrary, in the event that any payment or benefit (within the meaning of Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the "Code")), to you or for your benefit paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, your employment with the Company or any of its Subsidiaries or a Change of Control (a "Payment" or "Payments"), would be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then the Payments shall be reduced (but not below zero) but only to the extent necessary that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code (the "Section 4999 Limit"). Unless you shall have given prior written notice specifying a different order to the Company to effectuate the limitations described in the preceding sentence, the Company shall reduce or eliminate the Payments by first reducing or eliminating those Payments or benefits which are not payable in cash and then by reducing or eliminating cash Payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the Determination (as hereinafter defined). Any notice given by you pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing your rights and entitlements to any benefits or compensation.

     (b)  All determinations required to be made under this
   Section 2.3 (each, a "Determination") shall be made, at the Company's expense, by a nationally recognized accounting firm designated by the Company (other than the accounting firm that is regularly engaged by any party who has effectuated the Change of Control) and reasonably acceptable to you (the "Accounting Firm"). The Accounting Firm shall provide its calculations, together with detailed supporting documentation, both to the Company and to you within fifteen (15) calendar days after the date on which your right to a Severance Payment hereunder was triggered (if requested at that time by the Company or you) or such other time as requested by the Company or you (in either case provided that the Company or you believe in good faith that any of the Payments may be subject to the Excise Tax); provided, however, that if the Accounting Firm determines that no Excise Tax is payable by you with respect to a Payment or Payments, it shall furnish you with an opinion reasonably acceptable to you that no Excise Tax will be imposed with respect to any such Payment or Payments. Within ten (10) calendar days of the delivery of the Determination to you, you shall have the right to dispute the Determination (the "Dispute"). The existence of any Dispute shall not in any way affect your right to receive the Payments in accordance with the Determination. If there is no Dispute, the Determination by the Accounting Firm shall be final, binding and conclusive upon the Company and you, subject to the application of Section 2.3(c).

     (c) As a result of the uncertainty in the application of Sections 4999 and 280G of the Code, it is possible that the Payments either will have been made or will not have been made by the Company, in either case in a manner inconsistent with the limitations provided in Section 2.3(a) (an "Excess Payment" or "Underpayment", respectively). If it is established pursuant to (i) a final determination of a court for which all appeals have been taken and finally resolved or the time for all appeals has expired, or (ii) an Internal Revenue Service (the "IRS") proceeding which has been finally and conclusively resolved, that an Excess Payment has been made, such Excess Payment shall be deemed for all purposes to be a loan to you made on the date you received the Excess Payment and you shall repay the Excess Payment to the Company on demand, together with interest on the Excess Payment at the applicable federal rate (as defined in Section 1274(d) of the Code) from the date of your receipt of such Excess Payment until the date of such repayment. If it is determined by (i) the Accounting Firm, the Company (which shall include the position taken by the Company, together with its consolidated group, on its federal income tax return) or the IRS, (ii) pursuant to a determination by a court, or (iii) upon the resolution to your satisfaction of the Dispute, that an Underpayment has occurred, the Company shall pay an amount equal to the Underpayment to you within ten (10) calendar days of such determination or resolution, together with interest on such amount at the applicable federal rate from the date such amount should have been paid to you pursuant to the terms of this Agreement or otherwise, but for the operation of this
   Section 2.3, until the date of payment.

   2.4    No Duty of Mitigation

     The Company acknowledges that it would be very difficult and generally impracticable to determine your ability to, or the extent to which you may, mitigate any damages or injuries you may incur by reason of the Change of Control. The Company has taken this into account in entering into this Agreement and, accordingly, the Company acknowledges and agrees that you shall have no duty to mitigate any such damages and that you shall be entitled to receive your entire Severance Payment regardless of any income which you may receive from other sources following your termination after any Change of Control.

   2.5    Time of Severance Payment

     The Severance Payment to which you are entitled shall be paid to you, in cash and in full, not later than ten (10) calendar days after the termination of your employment. If you should die before all amounts payable to you have been paid, such unpaid amounts shall be paid to your beneficiary under this Agreement or, if you have not designated such a beneficiary in writing to the Company, to the personal representative(s) of your estate.

   2.6    Life and Health Insurance Coverage; Physical

     If you are entitled to receive a Severance Payment under
   Section 2.1, you will also be entitled to receive the following additional benefits:

               (a)  Life insurance coverage for you and
        your dependents having a face amount at least equal to the greater of (i) the amount in effect for you (in your case) and/or your dependents (in the case of your dependents) on the date of the Change of Control, or (ii) the amount in effect for you (in your case) and/or your dependents (in the case of your dependents) on the date of termination of your service, such coverage to be provided under the same plan or plans under which you (in your case) or your dependents (in the case of your dependents) were covered immediately prior to the termination of your employment or substantially similar plan(s) established by the Company or any of its Subsidiaries thereafter. Such life insurance coverage shall be paid for by the Company to the same extent as if you were still employed by the Company and you will be required to make such payments as you would be required to make if you were still employed by the Company. This coverage will continue for the period hereinafter provided.

               (b)  Health insurance coverage (including
        any dental coverage) for you and your dependents under the same plan or plans under which you were covered immediately prior to the termination of your employment or substantially similar plan(s) established by the Company or any of its Subsidiaries thereafter. Such health insurance coverage shall be paid for by the Company to the same extent as if you were still employed by the Company, and you will be required to make such payments as you would be required to make if you were still employed by the Company. This coverage will continue for the period hereinafter provided.

               (c)  Payment for one physical examination,
        to be performed by the physician of your choice.

               (d)  The benefits provided under this
        Section 2.6 shall continue for a period of two (2) years following the date of termination of your employment; provided, however, that the benefits for medical coverage under the provisions of Section 2.6(b) shall end as of the date you become covered under any other group health plan not maintained by the Company or any of its Subsidiaries which provides equal or greater benefits than such plan and which does not exclude any pre-existing condition that you or your dependents may have at that time; and provided further that the benefits provided under the provision of Section 2.6(c) shall be available only during the first twelve months following the occurrence of the event which gives rise to your right to a Severance Payment.

   2.7    Outplacement Services

     If you are entitled to receive a Severance Payment under
   Section 2.1, you will also be entitled to receive a full range of outplacement services, including but not limited to the use of office space, counselling and spousal support, provided for up to fifty-two (52) weeks by a reputable organization chosen by you from a list of three such organizations pre-selected by the Company. These outplacement services will be paid for by the Company up to a maximum of $15,000.

   2.8    Miscellaneous

     (a) If you are entitled to receive a Severance Payment under Section 2.1, and at the time of the occurrence of a Change of Control you had the use of an automobile that was provided to you at the expense of the Company or any of its Subsidiaries, you will have the option, exercisable by written notice to the Company within thirty (30) calendar days after you become entitled to receive a Severance Payment hereunder, to purchase such automobile from the Company for an amount equal to the depreciated book value of the automobile as reflected on the books and records of the Company and its Subsidiaries. The purchase price will be payable by cash or personal check within ten (10) calendar days after the Company informs you in writing, after exercise of your option, of such depreciated book value. If the automobile has been leased by the Company or any of its Subsidiaries, instead of having the option to purchase the automobile, the Company will, at your written request made within thirty (30) calendar days after you become entitled to receive a Severance Payment hereunder, promptly use its best efforts to have the applicable lease assigned to you.

     (b) If you are entitled to a Severance Payment pursuant to Section 2.1, you shall be entitled to receive, at Company expense, personal financial and estate planning services pursuant to the Company's Personal/Estate Financial Planning for Executives Program, as in effect immediately prior to a Change of Control. You will only be entitled to these services during the first twenty-four months following the occurrence of the event which gives rise to your right to a Severance Payment.

   2.9    Withholding of Taxes

     The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes required by applicable law to be withheld by the Company.

   2.10   No Setoff

     The Company's obligation to make Severance Payments to you pursuant to this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, but not limited to, any setoff, counterclaim, recoupment, defense or other right which the Company or any of its Subsidiaries may have against you or others.

   2.11   Benefits Under Other Plans

     The benefits that you may be entitled to receive pursuant to Sections 2.6, 2.7 and 2.8(b) of this Agreement are not intended to be duplicative of any similar benefits to which you may be entitled from the Company or any of its Subsidiaries under any other severance plan, agreement, policy or program maintained by the Company or any of its Subsidiaries. Accordingly, the benefits to which you are entitled under Sections 2.6, 2.7 and 2.8(b) shall be reduced to take account of any other similar benefits to which you are entitled from the Company or any of its Subsidiaries; provided, however, that if the amount of benefits to which you are entitled under such other severance plan, agreement, policy or program is greater than the benefits to which you are entitled under Sections 2.6, 2.7 and 2.8(b) of this Agreement, you will be entitled to receive the full amount of the benefits to which you are entitled under such other plan, agreement, policy or program.

                          ARTICLE III
             OTHER RIGHTS AND BENEFITS NOT AFFECTED

   3.1    Other Benefits

     This Agreement does not provide a pension for you nor shall any payment hereunder be characterized as deferred compensation. Except as set forth in Sections 2.2(b), 2.3 and 2.11, neither the provisions of this Agreement nor the Severance Payment provided for hereunder shall reduce any amounts otherwise payable, or in any way diminish your rights as an employee, whether existing now or hereafter, under any benefit, incentive, retirement, stock option, stock bonus or stock purchase plan or any employment agreement or other plan or arrangement not related to severance. Any such other amounts or benefits payable shall be included, as necessary, for making any of the calculations required under Section 2.3.

   3.2    Employment Status

     This Agreement does not constitute a contract of employment or impose on you any obligation to remain in the employ of the Company, nor does it impose on the Company or any of its Subsidiaries any obligation to retain you in your present or any other position, or to change the status of your employment as an employee at will. Nothing in this Agreement shall in any way require the Company or any of its Subsidiaries to provide you with any severance benefits prior to a Change of Control, nor shall this Agreement ever be construed in any way as establishing any policies or requirements of the Company or any of its Subsidiaries for the termination of your employment or the payment of severance benefits to you if your employment terminates prior to a Change of Control, nor shall anything in this Agreement in any way affect the right of the Company or any of its Subsidiaries in its absolute discretion to change prior to a Change of Control one or more benefit plans, including but not limited to pension plans, dental plans, health care plans, savings plans, bonus plans, vacation pay plans, disability plans, and the like.

                           ARTICLE IV
                      SUCCESSOR TO COMPANY

     The Company shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Company, expressly and unconditionally to assume and agree to perform the Company's obligations under this Agreement, in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place. In such event, the term "Company," as used in this Agreement, shall mean (from and after, but not before, the occurrence of such event) the Company as herein before defined and any successor or assignee to the business or assets which by reason hereof becomes bound by the terms and provisions of this Agreement.

                           ARTICLE V
                    LEGAL FEES AND EXPENSES

     The Company shall pay as they become due all legal fees, costs of litigation and other expenses incurred in good faith by you as a result of the Company's refusal or failure to make the Severance Payment to which you become entitled under this Agreement, as a result of the Company's contesting the validity, enforceability or interpretation of this Agreement or of your right to benefits hereunder, or with regard to any Dispute (as defined in Section 2.3(b)). You shall be conclusively presumed to have acted in good faith unless a court makes a final determination not otherwise subject to appeal to the contrary.

                           ARTICLE VI
                          ARBITRATION

     Except as otherwise provided in Section 2.3, you shall have the right and option (but not the obligation) to elect (in lieu of litigation) to have any dispute or controversy arising under or in connection with this Agreement not otherwise resolved through the claims procedure set forth in
   Section 7.12, including any dispute under Section 2.3, settled by arbitration, conducted before a panel of three arbitrators sitting in a location selected by you within fifty (50) miles from the location of your job with the Company or any of its Subsidiaries, in accordance with the rules of the American Arbitration Association then in effect. Judgement may be entered on the award of the arbitrator in any court having jurisdiction. All expenses of such arbitration, including the fees and expenses of your counsel, shall be borne, and paid as incurred, by the Company; provided that the Company shall only be required to pay your fees and expenses if they are incurred in good faith. You shall be conclusively presumed to have acted in good faith unless and until the arbitrator makes a final determination to the contrary.

                          ARTICLE VII
                         MISCELLANEOUS

   7.1    Applicable Law

     To the extent not preempted by the laws of the United
   States and in the interest of interpreting this Agreement in a uniform manner with other similar agreements being entered into by the Company with other of its and its Subsidiaries' employees regardless of the jurisdiction in which you are employed or any other factor, the laws of the State of California shall be the controlling law in all matters relating to this Agreement, regardless of the choice-of-law rules of the State of California or any other jurisdiction.

   7.2    Construction

     No term or provision of this Agreement shall be construed so as to require the commission of any act contrary to law, and wherever there is any conflict between any provision of this Agreement and any present or future statute, law, ordinance, or regulation contrary to which the parties have no legal right to contract, the latter shall prevail, but in such event the affected provision of this Agreement affected shall be curtailed and limited only to the extent necessary to bring such provision within the requirements of the law.

   7.3    Severability

     If a provision of this Agreement shall be held illegal or invalid, the illegality or invalidity shall not affect the remaining parts of this Agreement and this Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

   7.4    Headings

     The Section headings in this Agreement are inserted only as a matter of convenience, and in no way define, limit, or extend or interpret the scope of this Agreement or of any particular Section.

   7.5    Notice of Termination

     Following a Change of Control, any purported termination of your employment by the Company or any of its Subsidiaries shall be communicated by a written notice of termination, which such notice shall indicate the specific termination provision in this Agreement, if any, relied upon and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under any provision so indicated. The failure to provide such notice shall create a rebuttable presumption that you are entitled to a Severance Payment and the other benefits provided by this Agreement.

   7.6    Assignability

     Neither this Agreement nor any right or interest therein shall be assignable or transferrable (whether by pledge, grant of a security interest, or otherwise) by you, your beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns, and you and shall be enforceable by them and your legal personal representatives.

   7.7    Entire Agreement

     This Agreement constitutes the entire agreement between the Company and you regarding the subject matter hereof and supersedes all prior agreements, if any, understandings and arrangements, written or oral, between the Company and you with respect to the subject matter hereof.

   7.8    Term

     If a Change of Control has not theretofore occurred, this Agreement shall expire and be of no further force and effect on August 1, 1996; provided that the Board of Directors of the Company may, at any time prior to the expiration thereof, extend the term of this Agreement for a term of up to two years, including changing the date set forth in the second line of the definition of "Change of Control", without any further action on your part.

     If a Change of Control occurs, this Agreement shall continue in full force and effect, and shall not terminate or expire until the expiration of three hundred sixty six (366) calendar days from and including the date of the Change of Control, at which time this Agreement shall terminate except if you become entitled to Severance Payments hereunder prior to such time. If you become so entitled to Severance Payments hereunder, this Agreement shall continue and be effective until you (or the person(s) specified in Section 2.5) shall have received in full all Severance Payments and other benefits to which you are entitled under this Agreement, at which time this Agreement shall terminate for all purposes.

   7.9    Amendment

     Except as set forth in Section 7.8, no provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and the Company. No waiver by the Company or you at any time or any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or any prior or subsequent time. No agreement or representations, written or oral, express or implied, with respect to the subject matter hereof, have been made by either party which are not expressly set forth in this Agreement.

   7.10   Notices

     For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other, provided that all notices to the Company shall be directed to the attention of the Board of Directors with a copy to the General Counsel. All notices and communications shall be deemed to have been received on the date of delivery thereof or on the third business day after the mailing thereof, except that notice of change of address shall be effective only upon actual receipt. No objection to the method of delivery may be made if the written notice or other communication is actually received.

   7.11   Administration

     The Company has entered into agreements similar to this Agreement herein with other employees of the Company or its Subsidiaries. These agreements, taken together, constitute a welfare benefit plan within the meaning of Section 3(1) of ERISA. The Administrator of such plan, within the meaning of
   Section 3(16) of ERISA, and the Named Fiduciary thereof, within the meaning of Section 402 of ERISA, is the Company.

   7.12   Claims

     If you believe you are entitled to a benefit under this Agreement, you may make a claim for such benefit by filing with the Company a written statement setting forth the amount and type of payment so claimed. The statement shall also set forth the facts supporting the claim. The claim may be filed by mailing or delivering it to the Secretary of the Company.

     Within sixty (60) calendar days after receipt of such a claim, the Company shall notify you in writing of its action on such claim and if such claim is not allowed in full, shall state the following in a manner calculated to be understood by you:

               (a)  The specific reason or reasons for
        the denial;

               (b)  Specific reference to pertinent
        provisions of this Agreement on which the denial is based;

               (c)  A description of any additional
        material or information necessary for you to be entitled to the benefits that have been denied and an explanation of why such material or information is necessary; and

               (d)  An explanation of this Agreement's
        claim review procedure.

     If you disagree with the action taken by the Company, you or your duly authorized representative may apply to the Company for a review of such action. Such application shall be made within one hundred twenty (120) calendar days after receipt by you of the notice of the Company's action on your claim. The application for review shall be filed in the same manner as the claim for benefits. In connection with such review, you may inspect any documents or records pertinent to the matter and may submit issues and comments in writing to the Company. A decision by the Company shall be communicated to you within sixty (60) calendar days after receipt of the application. The decision on review shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by you, and specific references to the pertinent provisions of this Agreement on which the decision is based.

     If this Agreement is acceptable to you, please sign the enclosed copy of this Agreement in the space provided below and return it to me.

                                   Sincerely,



                                   Donald B. Rice
                                   President and Chief
                                   Operating Officer


   ACCEPTED AND AGREED TO:



   ___________________________
   William P. Rutledge